Exhibit 99.1

Red Robin Gourmet Burgers Reports Results for the Fiscal Fourth Quarter and Year Ended December 27, 2015 and Announces Executive Promotions

Greenwood Village, CO – February 12, 2016 – Red Robin Gourmet Burgers, Inc., (NASDAQ: RRGB), a casual dining restaurant chain serving an innovative selection of high-quality gourmet burgers in a family-friendly atmosphere, today reported financial results for the quarter and year ended December 27, 2015.

In addition, the Company announced that Denny Marie Post has been promoted to President from Executive Vice President and Chief Concept Officer. Further, Stuart Brown has been promoted to Executive Vice President from Senior Vice President and will remain as Chief Financial Officer.

Fiscal Year 2015 Financial Highlights

•	Total revenues were $1.3 billion, an increase of 9.7% over 2014

•	Comparable restaurant revenue increased 2.1% over 2014

•	Adjusted earnings per diluted share was $3.32 compared to $2.66 in 2014, an increase of 24.8% (See Schedule I)
Fourth Quarter 2015 Financial Highlights

•	Total revenues were $286.3 million, an increase of 1.5% over the same period a year ago

•	Comparable restaurant revenue decreased 2.0% from the same period a year ago (using constant currency rates)

•	Restaurant-level operating profit, as a percent of restaurant revenue, increased to 21.9% from 21.3% in the fourth quarter of 2014 (see Schedule II)

•	Net income increased to $11.7 million from $3.9 million in the fourth quarter of 2014

•	Adjusted EBITDA increased 12.4% to $35.0 million from $31.1 million in the fourth quarter of 2014 (see Schedule III)

•	GAAP earnings per diluted share was $0.84. Adjusted earnings per diluted share was $0.86, an increase of 30.3% from the same period a year ago (See Schedule I)
Net income for the fourth quarter ended December 27, 2015 was $11.7 million compared to $3.9 million for the same period a year ago. For the fiscal year ended December 27, 2015, net income was $47.7 million, an increase of 46.5% compared to $32.6 million for the fiscal year ended December 28, 2014. Earnings per diluted share for fiscal year 2015 was $3.36 compared to $2.25 a year ago, an increase of 49.3%.
Adjusted net income increased 28.2% to $12.0 million for the fourth quarter ended December 27, 2015, from $9.4 million for the same period a year ago. Earnings per diluted share on an adjusted basis for the fourth quarter 2015 was $0.86 compared to $0.66 a year ago, an increase of 30.3%. Adjusted net income for fiscal year 2015 increased 22.8% to $47.1 million from $38.4 million in fiscal year 2014. Earnings per diluted share on an adjusted basis for fiscal year 2015 was $3.32 compared to $2.66 a year ago, an increase of 24.8%. See Schedule I for a reconciliation of adjusted net income and adjusted earnings per share (each, a non-GAAP financial measure) to net income and earnings per share, respectively.
“Despite a challenging end to 2015, our comparable restaurant revenue for the year increased 2.1%, marking our sixth consecutive year of taking market share from peers. We believe our outperformance is sustainable going forward due to our intense guest focus along with our RED2 roadmap we laid out earlier this year,” said Steve Carley, Red Robin Gourmet Burgers, Inc. chief executive officer. “In 2016, we expect to complete our Brand Transformation Initiative and have a strong lineup of craveable new food and beverage offerings, both of which are critical in this competitive environment and to setting pace for our success over the next five years.”
Operating Results
Total Company revenues, which primarily include Company-owned restaurant revenue and franchise royalties, increased 1.5% to $286.3 million in the fourth quarter of 2015 from $282.1 million in the fourth quarter of 2014. A $10.8 million increase in revenue from new restaurant openings, net of closures, and a $0.4 million increase in franchise and other revenue were partially offset by a $5.3 million, or 2.0% decrease in comparable restaurant revenue and a $1.7 million unfavorable foreign exchange impact.

System-wide restaurant revenue (including franchised units) for the fourth quarter of 2015 totaled $352.1 million, compared to $348.0 million for the fourth quarter in 2014. System-wide restaurant revenue for fiscal year 2015 totaled $1.6 billion, compared to $1.5 billion in 2014 at constant currency rates.
Comparable revenue increased 2.1% in fiscal year 2015 compared to 2014, driven by a 2.5% increase in average guest check and offset by a 0.4% decrease in guest counts. Using constant currency rates, comparable revenue decreased 2.0% in the fourth quarter of 2015 compared to the same period a year ago, driven by a 4.6% decrease in guest counts offset by a 2.6% increase in average guest check. Comparable restaurants are those Company-owned restaurants that have operated five full quarters during the period presented, and such restaurants are only included in the comparable metrics if they are comparable for the entirety of both periods presented. The Canadian restaurants were added to the comparable restaurant group in the fourth quarter of 2015 and are not included in the 2015 fiscal year comparable restaurant group.
Restaurant-level operating profit margin (a non-GAAP financial measure) was 21.9% in the fourth quarter of 2015 compared to 21.3% in the same period a year ago, an improvement of 60 basis points. The improved margin resulted from a 180 basis point decrease in cost of sales, partially offset by an 80 basis point increase in labor costs, a 30 basis point increase in occupancy costs and 10 basis points increase in other restaurant operating expenses. Schedule II of this earnings release defines restaurant-level operating profit, discusses why it is a useful metric for investors, and reconciles this metric to income from operations and net income.
Restaurant Revenue Performance (1)

	Q4 2015	Q4 2014
Average weekly sales per unit:
Company-owned – Total (2)	$55,104	$56,652
Company-owned – Comparable (2)	$55,254	$56,364
Franchised units – Comparable	$58,837	$58,891
Total operating weeks:
Company-owned units	5,092	4,864
Franchised units	1,188	1,181
_________________________________________________________

(1)	Excludes Red Robin Burger Works® fast casual restaurants, which had 120 and 85 operating weeks in the fourth quarter of 2015 and 2014

(2)
Calculated using constant currency rates. Using historical currency rates, the average weekly sales per unit in the fourth quarter of 2014 for Company-owned – Total and Company-owned – Comparable was $57,002 and $56,726.

Other Results
Depreciation and amortization costs increased to $18.5 million in the fourth quarter of 2015 from $16.4 million in the fourth quarter of 2014. The increased depreciation was primarily related to restaurants remodeled under the Brand Transformation Initiative and new restaurants opened since the fourth quarter 2014, partially offset by a change in estimated useful lives of certain assets.
General and administrative costs were $21.3 million, or 7.4% of total revenues, in the fourth quarter of 2015, compared to $22.1 million, or 7.8% of revenues in the same period a year ago. The decrease of $0.8 million resulted primarily from decreased incentive-related compensation.
Selling expenses decreased to $8.0 million, or 2.8% of total revenues, in the fourth quarter of 2015, compared to $9.5 million, or 3.4% of total revenues in the prior year.
Pre-opening costs, including acquisition-related costs, were $2.4 million in the fourth quarter of 2015, compared to $1.2 million in the same period a year ago. The increase in restaurant pre-opening costs was due to the timing of restaurant openings in 2015, as 11 of our 24 restaurant openings in fiscal year 2015 occurred during the fourth quarter.
In the fourth quarter of 2015, the Company determined that two Company-owned restaurants were impaired, recognizing a non-cash pre-tax impairment charge of $0.6 million.
The Company's fiscal year 2015 effective tax rate was 24.6%, compared to a 22.2% effective tax rate in fiscal year 2014.

Restaurant Development
As of the end of the fourth quarter of 2015, there were 429 Company-owned Red Robin® restaurants, ten Red Robin Burger Works® and 99 franchised Red Robin restaurants, for a total of 538 restaurants. During the fourth quarter, the Company opened 11 full-size Red Robin restaurants, bringing the total restaurant openings for the year to 24.
Under the Brand Transformation Initiative, the Company completed 157 restaurant remodels during fiscal year 2015. The Company has over 325 restaurants conforming to its new brand standards as of the end of fiscal year 2015, including new restaurant openings.
Balance Sheet and Liquidity
As of December 27, 2015, the Company had cash and cash equivalents of $22.7 million and total debt of $210.8 million, including $8.0 million of capital lease liabilities. The Company increased debt by $63.0 million since the beginning of fiscal year 2015.

Cash generated from operations in 2015 totaled $140.9 million compared to $123.6 million in 2014. Capital investments in 2015 totaled $168.8 million, compared to $155.2 million in the prior year.
During the fourth quarter of 2015, the Company purchased 419,481 shares of the Company’s common stock for $29.4 million. In 2015, the Company purchased a total of 556,049 shares of the Company’s common stock for $40.0 million. As of December 27, 2015, there was approximately $10.0 million remaining under the current board authorization for stock repurchases.

On February 11, 2016, the Company’s board of directors re-authorized the Company’s share repurchase program, and approved the repurchase of up to a total of $100 million of the Company’s common stock. The share repurchase authorization was effective as of February 11, 2016, and will terminate upon completing repurchases of $100 million of common stock unless otherwise terminated by the board. Pursuant to the repurchase program, purchases may be made from time to time at the Company’s discretion and the Company is not obligated to acquire any particular amount of common stock.
Outlook for 2016
Red Robin’s 2016 fiscal year consists of 52 weeks and will end on December 25, 2016 (“2016”).
The Company expects total revenues to grow between 8.5% and 9.5% in 2016, comprised of comparable revenue growth in the low single digits and the remainder due to increased operating weeks associated with locations opened in 2015 and 2016. The Company plans to open approximately 25 new Red Robins and five Burger Works in 2016.
Earnings before interest taxes and depreciation (EBITDA) is expected to range between $155 million and $165 million in 2016. EBITDA is a non-GAAP number and defined in Schedule III.
Depreciation and amortization is projected to be between $82 million and $84 million in 2016 while interest expense is expected to be approximately $5 million. The 2016 annual tax rate is projected to be approximately 25.5%.
The Company expects capital investments to range between $150 million and $155 million. In addition to new restaurant openings, the Company expects to remodel around 70 locations as part of its Brand Transformation Initiative.
The sensitivity of the Company’s earnings per diluted share to a 1% change in guest counts for fiscal year 2016 is estimated to be $0.34 on an annualized basis. Additionally, a 10 basis point change in restaurant-level operating profit margin is expected to impact earnings per diluted share by approximately $0.09, and a change of approximately $143,000 in pre-tax income or expense is equivalent to approximately $0.01 per diluted share.
Investor Conference Call and Webcast
Red Robin will host an investor conference call to discuss its fourth quarter 2015 results today at 10:00 a.m. ET. The conference call number is (800) 750-4984, or for international callers (913) 312-0860. The financial information that the Company intends to discuss during the conference call is included in this press release and will be available on the “Investors” link of the Company’s website at www.redrobin.com. Prior to the conference call, the Company will post supplemental financial information that will be discussed during the call and live webcast.
To access the supplemental financial information and webcast, please visit www.redrobin.com and select the “Investors” link from the menu. A replay of the live conference call will be available from two hours after the call until midnight on Friday,

February 19, 2016. The replay can be accessed by dialing (877) 870-5176, or (858) 384-5517 for international callers. The conference ID is 9549831.
About Red Robin Gourmet Burgers, Inc. (NASDAQ: RRGB)
Red Robin Gourmet Burgers, Inc. (www.redrobin.com), a casual dining restaurant chain founded in 1969 that operates through its wholly-owned subsidiary, Red Robin International, Inc., and under the trade name Red Robin Gourmet Burgers and Brews, is the Gourmet Burger Authority™, famous for serving more than two dozen craveable, high-quality burgers with Bottomless Steak Fries® in a fun environment welcoming to guests of all ages. Whether a family dining with kids, adults grabbing a drink at the bar, or teens enjoying a meal, Red Robin offers an unparalleled experience for its guests. In addition to its many burger offerings, Red Robin serves a wide variety of salads, soups, appetizers, entrees, desserts and signature beverages. Red Robin offers a variety of options behind the bar, including its extensive selection of local and regional beers, and innovative adult beer shakes and cocktails, earning the restaurant a VIBE Vista Award for Best Beer Program in a Multi-Unit Chain Restaurant.  There are more than 530 Red Robin restaurants across the United States and Canada, including Red Robin Burger Works® locations and those operating under franchise agreements. Red Robin… YUMMM®! Connect with Red Robin on Facebook, Instagram, and Twitter.
Forward-Looking Statements
Forward-looking statements in this press release regarding our strategic initiatives, future performance, revenues, EBITDA, capital investments, anticipated number and timing of new restaurant openings (including Red Robin Burger Works) and operating weeks, the anticipated number and timing of restaurant remodels under the Brand Transformation Initiative, anticipated costs, expenses including depreciation, amortization, and interest expense, tax rate, sensitivity of earnings per share and other projected financial measures, statements under the heading “Outlook for 2016” and all other statements that are not historical facts, are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on assumptions believed by the Company to be reasonable and speak only as of the date on which such statements are made. Without limiting the generality of the foregoing, words such as “expect,” “believe,” “anticipate,” “intend,” “plan,” “project,” “will” or “estimate,” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. We undertake no obligation to update such statements to reflect events or circumstances arising after such date, and we caution investors not to place undue reliance on any such forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those described in the statements based on a number of factors, including but not limited to the following: the effectiveness of our business improvement initiatives, effectiveness of our marketing strategies and initiatives to achieve restaurant sales growth; the ability to fulfill planned expansion and restaurant remodeling; the cost and availability of key food products, labor, and energy; our ability to achieve anticipated revenue and cost savings from our anticipated new technology systems and tools in the restaurants and other initiatives; availability of capital or credit facility borrowings; our ability to increase our to-go and other offerings; the adequacy of cash flows or available debt resources to fund operations and growth opportunities; federal, state, and local regulation of our business; and other risk factors described from time to time in the Company’s Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports) filed with the U.S. Securities and Exchange Commission.

For media relations questions contact:
Jennifer DeNick, Coyne PR
(973) 588-2000

For investor relations questions contact:
Stuart Brown, Chief Financial Officer
(303) 846-6000

RED ROBIN GOURMET BURGERS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Twelve Weeks Ended		Fifty-two Weeks Ended
	December 27, 2015	December 28, 2014	December 27, 2015	December 28, 2014
Revenues:
Restaurant revenue	$282,189	$278,439	$1,238,898	$1,129,135
Franchise royalties, fees and other revenue	4,111	3,670	18,694	16,967
Total revenues	286,300	282,109	1,257,592	1,146,102

Costs and expenses:
Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Cost of sales	66,825	71,071	304,637	287,221
Labor	93,551	90,246	403,517	372,657
Other operating	36,260	35,229	154,344	140,972
Occupancy	23,846	22,612	100,007	86,734
Depreciation and amortization	18,493	16,364	77,374	64,579
General and administrative	21,257	22,103	103,005	94,751
Selling	8,027	9,481	40,074	37,407
Pre-opening costs and acquisition costs	2,445	1,220	7,008	8,264
Asset impairment charge	581	8,833	581	8,833
Total costs and expenses	271,285	277,159	1,190,547	1,101,418

Income from operations	15,015	4,950	67,045	44,684

Other expense:
Interest expense, net and other	747	690	3,809	2,825

Income before income taxes	14,268	4,260	63,236	41,859
Provision for income taxes	2,577	321	15,532	9,298
Net income	$11,691	$3,939	$47,704	$32,561
Earnings per share:
Basic	$0.85	$0.28	$3.40	$2.29
Diluted	$0.84	$0.28	$3.36	$2.25
Weighted average shares outstanding:
Basic	13,798	14,028	14,042	14,237
Diluted	13,952	14,215	14,216	14,447

RED ROBIN GOURMET BURGERS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)

	(Unaudited) December 27, 2015	December 28, 2014
Assets:
Current Assets:
Cash and cash equivalents	$22,705	$22,408
Accounts receivable, net	27,760	23,740
Inventories	28,223	25,947
Prepaid expenses and other current assets	18,052	23,160
Deferred tax asset and other	—	4,677
Total current assets	96,740	99,932

Property and equipment, net	603,686	496,262
Goodwill	81,957	84,115
Intangible assets, net	39,573	42,479
Other assets, net	18,023	13,101
Total assets	$839,979	$735,889

Liabilities and Stockholders’ Equity:
Current Liabilities:
Trade accounts payable	$23,392	$28,522
Construction related payables	28,692	15,652
Accrued payroll and payroll related liabilities	47,587	47,362
Unearned revenue	48,392	45,049
Accrued liabilities and other	29,610	27,084
Total current liabilities	177,673	163,669

Deferred rent	66,470	57,341
Long-term debt	202,875	139,375
Long-term portion of capital lease obligations	7,441	7,938
Other non-current liabilities	11,209	7,795
Total liabilities	465,668	376,118

Stockholders’ Equity:
Common stock; $0.001 par value: 45,000 shares authorized; 17,851 and 17,851 shares issued; 13,628 and 14,043 shares outstanding	18	18
Preferred stock, $0.001 par value: 3,000 shares authorized; no shares issued and outstanding	—	—
Treasury stock 4,223 and 3,808 shares, at cost	(167,339)	(132,252)
Paid-in capital	205,995	200,617
Accumulated other loss, net of tax	(5,379)	(1,924)
Retained earnings	341,016	293,312
Total stockholders’ equity	374,311	359,771
Total liabilities and stockholders’ equity	$839,979	$735,889

Schedule I
Reconciliation of Non-GAAP Results to GAAP Results
(In thousands, except per share data)

In addition to the results provided in accordance with Generally Accepted Accounting Principles (“GAAP”) throughout this press release, the Company has provided non-GAAP measurements which present the 12 and 52 weeks ended December 27, 2015 and the 12 and 52 weeks ended December 28, 2014, net income and basic and diluted earnings per share, excluding the effects of a change in accounting estimate for gift card breakage. The Company believes that the presentation of net income and earnings per share exclusive of the identified item gives the reader additional insight into the ongoing operational results of the Company. This supplemental information will assist with comparisons of past and future financial results against the present financial results presented herein. Income tax expense related to the change in accounting estimate was calculated based on the change in the total tax provision calculation after adjusting for the identified item. The non-GAAP measurements are intended to supplement the presentation of the Company’s financial results in accordance with GAAP.

	Twelve Weeks Ended		Fifty-two Weeks Ended
	December 27, 2015	December 28, 2014	December 27, 2015	December 28, 2014
Net income as reported	$11,691	$3,939	$47,704	$32,561
Asset impairment charge	581	8,833	581	8,833
Change in estimate for gift card breakage	—	—	(1,369)	—
Executive transition costs	—	—	—	544
Income tax benefit (expense)	(227)	(3,379)	212	(3,562)
Adjusted net income	$12,045	$9,393	$47,128	$38,376

Basic net income per share:
Net income as reported	$0.85	$0.28	$3.40	$2.29
Asset impairment charge	0.04	0.63	0.04	0.62
Change in estimate for gift card breakage	—	—	(0.10)	—
Executive transition costs	—	—	—	0.04
Income tax benefit (expense)	(0.02)	(0.24)	0.02	(0.25)
Adjusted earnings per share - basic	$0.87	$0.67	$3.36	$2.70

Diluted net income per share:
Net income as reported	$0.84	$0.28	$3.36	$2.25
Asset impairment charge	0.04	0.62	0.04	0.62
Change in estimate for gift card breakage	—	—	(0.09)	—
Executive transition costs	—	—	—	0.04
Income tax benefit (expense)	(0.02)	(0.24)	0.01	(0.25)
Adjusted earnings per share - diluted	$0.86	$0.66	$3.32	$2.66

Weighted average shares outstanding
Basic	13,798	14,028	14,042	14,237
Diluted	13,952	14,215	14,216	14,447

Schedule II
Reconciliation of Non-GAAP Restaurant-Level Operating Profit to Income
from Operations and Net Income
(In thousands)
The Company believes that restaurant-level operating profit is an important measure for management and investors because it is widely regarded in the restaurant industry as a useful metric by which to evaluate restaurant-level operating efficiency and performance. The Company defines restaurant-level operating profit to be restaurant revenue minus restaurant-level operating costs, excluding restaurant closures and impairment costs. The measure includes restaurant- level occupancy costs, which include fixed rents, percentage rents, common area maintenance charges, real estate and personal property taxes, general liability insurance, and other property costs, but excludes depreciation related to restaurant buildings and leasehold improvements. The measure excludes depreciation and amortization expense, substantially all of which is related to restaurant-level assets, because such expenses represent historical sunk costs which do not reflect current cash outlay for the restaurants. The measure also excludes selling, general, and administrative costs, and therefore excludes occupancy costs associated with selling, general, and administrative functions, and pre-opening costs. The Company excludes restaurant closure costs as they do not represent a component of the efficiency of continuing operations. Restaurant impairment costs are excluded, because, similar to depreciation and amortization, they represent a non-cash charge for the Company’s investment in its restaurants and not a component of the efficiency of restaurant operations. Restaurant-level operating profit is not a measurement determined in accordance with generally accepted accounting principles (“GAAP”) and should not be considered in isolation, or as an alternative, to income from operations or net income as indicators of financial performance. Restaurant-level operating profit as presented may not be comparable to other similarly titled measures of other companies. The table below sets forth certain unaudited information for the 12 and 52 weeks ended December 27, 2015 and the 12 and 52 weeks ended December 28, 2014, expressed as a percentage of total revenues, except for the components of restaurant-level operating profit, which are expressed as a percentage of restaurant revenue.

	Twelve Weeks Ended				Fifty-two Weeks Ended
	December 27, 2015		December 28, 2014		December 27, 2015		December 28, 2014
Restaurant revenues	$282,189	98.6%	$278,439	98.7%	$1,238,898	98.5%	$1,129,135	98.5%
Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Cost of sales	66,825	23.7%	71,071	25.5%	304,637	24.6%	287,221	25.4%
Labor	93,551	33.2%	90,246	32.4%	403,517	32.6%	372,657	33.0%
Other operating	36,260	12.8%	35,229	12.7%	154,344	12.4%	140,972	12.5%
Occupancy	23,846	8.4%	22,612	8.1%	100,007	8.1%	86,734	7.7%
Restaurant-level operating profit	61,707	21.9%	59,281	21.3%	276,393	22.3%	241,551	21.4%

Add – Franchise royalties, fees and other revenue	4,111	1.4%	3,670	1.3%	18,694	1.5%	16,967	1.5%
Deduct – other operating:
Depreciation and amortization	18,493	6.5%	16,364	5.8%	77,374	6.2%	64,579	5.6%
General and administrative expenses	21,257	7.4%	22,103	7.8%	103,005	8.2%	94,751	8.3%
Selling	8,027	2.8%	9,481	3.4%	40,074	3.2%	37,407	3.3%
Pre-opening & acquisition costs	2,445	0.9%	1,220	0.4%	7,008	0.6%	8,264	0.7%
Asset impairment charge	581	0.2%	8,833	3.1%	581	0.0%	8,833	0.8%
Total other operating	50,803	17.8%	58,001	20.5%	228,042	18.2%	213,834	18.7%

Income from operations	15,015	5.2%	4,950	1.8%	67,045	5.3%	44,684	3.9%

Interest expense, net and other	747	0.2%	690	0.3%	3,809	0.3%	2,825	0.2%
Income tax expense	2,577	0.9%	321	0.1%	15,532	1.2%	9,298	0.8%
Total other	3,324	1.1%	1,011	0.4%	19,341	1.5%	12,123	1.1%

Net income	$11,691	4.1%	$3,939	1.4%	47,704	3.8%	32,561	2.8%
Certain percentage amounts in the table above do not total due to rounding as well as the fact that components of restaurant-level operating profit are expressed as a percentage of restaurant revenue and not total revenues.

Schedule III
Reconciliation of Net Income to EBITDA and Adjusted EBITDA
(In thousands, unaudited)

The Company defines EBITDA as net income before interest expense, provision for income taxes, depreciation and amortization, and non-cash stock based compensation. EBITDA and adjusted EBITDA are presented because the Company believes that investors' understanding of our performance is enhanced by including these non-GAAP financial measures as a reasonable basis for evaluating our ongoing results of operations without the effect of non-cash charges such as depreciation and amortization expenses and asset disposals, stock-based compensation, closure costs and asset impairment charges. EBITDA and adjusted EBITDA are supplemental measures of operating performance that do not represent and should not be considered as alternatives to net income or cash flow from operations, as determined by GAAP, and our calculation thereof may not be comparable to that reported by other companies. Adjusted EBITDA further adjusts EBITDA to reflect the additions and eliminations shown in the table below. The use of adjusted EBITDA as a performance measure permits a comparative assessment of our operating performance relative to our performance based on our GAAP results, while isolating the effects of some items that vary from period to period without any correlation to core operating performance. Adjusted EBITDA as presented may not be comparable to other similarly-titled measures of other companies, and our presentation of adjusted EBITDA should not be construed as an inference that our future results will be unaffected by excluded or unusual items.

	Twelve Weeks Ended		Fifty-two Weeks Ended
	December 27, 2015	December 28, 2014	December 27, 2015	December 28, 2014
Net income as reported	$11,691	$3,939	$47,704	$32,561
Interest expense, net	959	720	3,629	2,955
Provision for income taxes	2,577	321	15,532	9,298
Depreciation and amortization	18,493	16,364	77,374	64,579
Non-cash stock based compensation	681	959	4,724	4,167
EBITDA	34,401	22,303	148,963	113,560

Asset impairment charge	581	8,833	581	8,833
Change in estimate for gift card breakage	—	—	(1,369)	—
Executive transition	—	—	—	544
Adjusted EBITDA	$34,982	$31,136	$148,175	$122,937